INVESTOR CONTACTS:	MEDIA CONTACT:
Todd Fromer / Garth Russell	Barry Stagg
KCSA Strategic Communications	4Kids Entertainment
(212) 896-1215 / (212) 896-1250	(646) 822-4257
tfromer@kcsa.com / grussell@kcsa.com	bstagg@4kidsent.com

4Kids Entertainment Reports Third Quarter 2008 Results

And Settlement of Fox Litigation

NEW YORK, November 10, 2008 – 4Kids Entertainment, Inc. (NYSE: KDE), the global children’s entertainment and merchandise licensing organization, today announced financial results for the quarter ended September 30, 2008.

Net revenues for the three months ended September 30, 2008 totaled $17.8 million, compared to $12.2 million for the same period in 2007. Revenue for the third quarter of 2008 included approximately $7.3 million from the sale of Chaotic® trading cards at major retailers and comic and hobby stores across the U.S. and Canada. The Company’s net loss for the three months ended September 30, 2008 was $(5.3) million, or $(0.40) per diluted share, as compared to a net loss of $(4.2) million, or $(0.31) per diluted share, for the same period in 2007.

For the nine months ended September 30, 2008, net revenues totaled $49.4 million, compared to $39.1 million for the same period in 2007. Revenue for the nine month period ended September 30, 2008 included approximately $14.7 million from the sale of Chaotic® trading cards. The Company’s net loss for the nine months ended September 30, 2008 was $(17.2) million, or $(1.31) per diluted share, as compared to $(6.6) million, or $(0.50) per diluted share for the same period in 2007.

“In the third quarter of 2008, we experienced strong year-over-year revenue growth of 46 percent, which is attributable to sales of the Chaotic® trading cards. With the excitement surrounding Chaotic®, we remain on track to meet our previously announced financial targets of $20-$30 million in Chaotic® trading card sales for 2008,” stated Alfred R. Kahn, Chairman and Chief Executive Officer, 4Kids Entertainment.

“Since its initial launch at comic and hobby stores approximately one year ago, the Chaotic® trading card game has rapidly entered the market and is now sold at more than 28,000 stores in North America, including Wal-Mart, Target and Toys"R"Us. The Chaotic® Website, www.chaoticgame.com, has also experienced tremendous growth in just one year, with over 1,000,000 registered users and more than 40 million trading cards uploaded to the site. We expect the strong consumer demand for Chaotic® trading cards to continue in the fourth quarter with M'arrillian InvasionTM starter decks and booster packs launched in October 2008, and the first-ever Chaotic® Collectible Tin and Scanner Deck coming out just in time for the holiday season,” Mr. Kahn continued.

“While our sales of Chaotic® trading cards are trending in accordance with our expectations, the increase in selling, general and administrative expenses and cost of goods sold in the Trading Card and Game Distribution Segment of our business, coupled with decreased licensing and broadcast revenues, resulted in increased net losses for the three and nine months ended September 30, 2008 when compared to the same periods in 2007.”

“In the third quarter, we also concluded deals with Playmates to serve as the master toy licensee for our new Yu-Gi-Oh! series entitled Yu-Gi-Oh! 5D's and completed the negotiation of an extension of the term of our Yu-Gi-Oh! representation agreement which now expires in 2015. Yu-Gi-Oh! should continue to be a mainstay for our Company in the years ahead,” added Kahn.

“I am also pleased to announce that we have entered into an agreement with Fox to settle our litigation. Under the terms of the settlement agreement, our agreement with Fox will end on December 31, 2008 rather than at the end of the 2008-2009 broadcast season in September 2009. Our remaining financial obligations to Fox for the first three quarters of 2009 will also terminate. We believe that the settlement is favorable for both companies and enables 4Kids, beginning in early 2009, to focus resources on our five-hour block of children’s Saturday morning television on The CW Network.”

“Although we are continuing to invest significantly in content creation and our digital platforms, 4Kids.tv and Chaoticgame.com, we currently expect to return to profitability in the fourth quarter of this year. We are hopeful that some of our newer properties, including Dinosaur King, RollBots and GoGoRiki will help strengthen our licensing business in 2009 and that the momentum behind Chaotic® will continue,” Mr. Kahn concluded.

About 4Kids Entertainment, Inc.

With U.S. headquarters in New York City, regional offices for its trading card business in San Diego, California and international offices in London, 4Kids Entertainment, Inc. (NYSE: KDE) is a global organization devoted to the creation, development, production, broadcasting, distribution, licensing and manufacturing of children’s entertainment products.

Through its subsidiaries, 4Kids produces animated television series and films, distributes 4Kids’ produced or licensed animated television series for the domestic and international television and home video markets, licenses merchandising rights worldwide to 4Kids’ owned or represented properties, operates Websites to support 4Kids’ owned or represented properties, and produces and markets collectible trading card games. Additionally, the Company programs and sells the national advertising time in a four-hour “4KidsTV” block which airs on nearly 200 affiliated FOX television stations Saturday mornings, as well as the national advertising time in “TheCW4Kids” five-hour Saturday morning block on The CW television network.

Additional information is available on the www.4KidsEntertainment.com corporate Website and at the www.4Kids.tv game station site.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company's control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company's properties and other factors could cause actual results to differ materially from the Company's expectations.

(Tables follow)

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2008 and DECEMBER 31, 2007

(In thousands of dollars, except share data)

ASSETS:	2008		2007
Current assets:	(Unaudited	)
Cash and cash equivalents	$40,924		$24,872
Investments	—		36,106
Total cash, cash equivalents and investments	40,924		60,978

Accounts receivable - net	17,515		21,403
Inventories	2,383		611
Prepaid income taxes	965		1,159
Prepaid expenses and other current assets	2,250		2,985
Current assets from discontinued operations	451		372
Total current assets	64,488		87,508

Property and equipment - net	4,483		4,255
Long-term investments	26,779		31,806
Accounts receivable – non-current, net	198		208
Film and television costs - net	15,821		14,352
Non-current assets from discontinued operations	475		926
Other assets - net (includes related party amounts of $5,904 and $4,265, respectively)	17,019		12,024
Total assets	$129,263		$151,079

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Due to licensors	$7,415		$4,420
Accounts payable and accrued expenses	25,413		14,969
Deferred revenue	3,316		2,984
Total current liabilities	36,144		22,373
Deferred rent	495		618
Total liabilities	36,639		22,991

Commitments and contingencies
Stockholders’ equity
Preferred stock, $.01 par value - authorized, 3,000,000 shares; none issued	—		—
Common stock, $.01 par value - authorized, 40,000,000 shares; issued, 15,246,579 and 15,099,812 shares; outstanding 13,227,019 and 13,332,207 shares in 2008 and 2007, respectively	152		151
Additional paid-in capital	65,107		63,679
Accumulated other comprehensive loss	(19,376)		(2,562)
Retained earnings	83,117		100,323
	129,000		161,591
Less cost of 2,019,560 and 1,767,605 treasury shares in 2008 and 2007, respectively	36,376		33,503
	92,624		128,088
Total liabilities and stockholders’ equity	$129,263		$151,079

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(In thousands of dollars, except share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net revenues:
Service revenue	$10,534	$12,183	$34,620	$39,123
Product revenue	7,250	—	14,743	—
Total net revenues	17,784	12,183	49,363	39,123

Costs and expenses:
Selling, general and administrative	13,937	10,487	39,892	29,626
Production service costs	1,710	1,482	5,245	5,050
Cost of sales of trading cards	3,447	—	6,360	—
Amortization of television and film costs	1,864	1,546	5,269	4,677
Amortization of 4Kids TV broadcast fee	3,041	5,482	12,150	13,726
Total costs and expenses	23,999	18,997	68,916	53,079

Loss from operations	(6,215)	(6,814)	(19,553)	(13,956)

Interest income	689	1,254	2,096	3,821

Loss before income taxes	(5,526)	(5,560)	(17,457)	(10,135)

Benefit from income taxes	—	2,471	—	4,746

Loss from unconsolidated operations –
net of a tax benefit	—	(1,061)	—	(1,179)
Minority interest	251	—	251	—

Net loss	$(5,275)	$(4,150)	$(17,206)	$(6,568)

Per share amounts:

Basic loss per common share	$(0.40)	$(0.31)	$(1.31)	$(0.50)

Diluted loss per common share	$(0.40)	$(0.31)	$(1.31)	$(0.50)

Weighted average common shares
outstanding - basic	13,153,508	13,211,222	13,166,281	13,196,621

Weighted average common shares
outstanding - diluted	13,153,508	13,211,222	13,166,281	13,196,621

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